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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September ___, 1999, is entered into by and between THE MANAGEMENT NETWORK GROUP, INC., a Kansas corporation (the "Company"), with offices at 7300 College Boulevard, Overland Park, Kansas 66210, and DONALD KLUMB, an individual ("Employee"), residing at 4145 W. 124th Terrace, Leawood, Kansas 66209.

                                    RECITALS

        The Company wishes to obtain the services of Employee and Employee wishes to perform such services on the terms and conditions contained herein.

        Therefore, the parties hereby agree as follows:

        1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, effective as of July ____, 1999 (the "Effective Date"), the Company hereby employs Employee as Chief Financial Officer of the Company to perform the duties described in Section 4 hereof.

        2. TERM. The term of this Agreement shall begin on the Effective Date and will continue until ____________, 2001 unless extended on terms mutually agreed upon between Employee and the Company or unless earlier terminated pursuant to the provisions of Sections 7 or 8 hereof. The period from the Effective Date until the date of termination of employment pursuant to this Agreement is herein referred to as the "Term".

        3. COMPENSATION.

                3.1 SALARY. Subject to the adjustment provisions herein, Employee shall be paid biweekly installments based upon an annual base salary of $180,000. After ___________, 2001, the annual base salary may be increased or decreased by such amounts as are mutually agreeable to Employee and the Company. Amounts paid pursuant to this Section 3.1 are hereinafter referred to as "Base Salary."

                3.2 BONUS. In addition to Employee's Base Salary and subject to such deductions as are required by law, Employee shall be entitled to receive a bonus ("Bonus") for each fiscal year during the Term in such amount as shall be determined in the sole discretion of the President of the Company. Before the beginning of each quarter (measured from the Effective Date), the President shall provide Employee in writing, mutually agreed upon objective performance criteria for the following quarter. Within 15 days following the Effective Date, the President shall establish the objective criteria for the first quarter. Upon successful completion of such criteria, or in the event the Company fails to provide such criteria on a timely basis, the Employee shall earn and be paid, one quarter of the maximum Bonus amount established for the year. For the first year of employment, the maximum Bonus amount shall be $40,000.
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                3.3 OTHER COMPENSATION. As a part of Employee's compensation package, the President and Chief Executive Officer of the Company shall periodically (and in any event, annually) review Employee's compensation and consider such modifications as may be appropriate for the Chief Financial Officer of the Company. In connection with such review, the President and Chief Executive Officer may consider extraordinary bonuses and other forms of compensation to Employee as a result of successful acquisitions by the Company, the initial public offering of the Company's (or any successor entity's) common stock or similar events.

        4. DUTIES. Employee shall, during the term hereof, be an officer of the Company and have the title of Chief Financial Officer of the Company, and shall perform such duties as and have such authority as are customary and usual for such position and as may be directed by the President and Chief Executive Officer of the Company. Without limiting the generality of the foregoing:

                4.1 FULL TIME. Employee shall devote Employee's full working time to the business of the Company and shall, in accordance with the highest professional standards, seek to maximize the financial success of the Company's business and to optimize the goodwill and reputation of the Company within its industry and with its customers. During the term of this Agreement, Employee agrees that he will not become involved in the active ownership or management of any business enterprise that will interfere with the performance of his duties hereunder. Employee further warrants that he will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with or that might place him in a conflicting position to that of the Company. So that the Company may be aware of the extent of any other demands upon Employee's time and attention, Employee shall disclose in confidence to the Company the nature and scope of any other business activity in which he is or becomes engaged during his employment with the Company. Employee has disclosed to Company his involvement in the management of certain family-owned businesses, Ultra Rev, Inc. and F. P. Furlong Company, Inc., and Company hereby consents to Employee's continued involvement in such businesses, so long as such involvement does not materially affect the ability of Employee to discharge his responsibilities to Company under this Agreement. Employee also warrants that he is not a party to any valid or binding agreement or legal relationship whose performance or execution would interfere with the performance of his duties under this Agreement. Employee may serve as a director of other corporations or entities with the prior approval of the President and Chief Executive Officer, which approval will not be unreasonably withheld.

                4.2 REPORTING. Employee shall report to the President and Chief Executive Officer of the Company.

        5. EXPENSES. Employee will be authorized to incur reasonable and necessary expenses in connection with the discharge of Employee's duties and in promoting the business of the Company. The Company will reimburse Employee for all such reasonable and necessary expenses in accordance with its expense reimbursement policy and upon presentation of a properly itemized account of such expenditures, setting forth the business reasons for such expenditures.



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        6. OTHER BENEFITS. Except as otherwise set forth herein, Employee shall be entitled to paid vacation and the other fringe benefits as set forth below.

                6.1 ANNUAL ACCRUAL OF VACATION. Employee shall be entitled to three (3) weeks paid vacation for each year of service under this Agreement, during which time Employee's compensation shall be paid in full. On the first day of the term of this Agreement, and on each anniversary date during the term of this Agreement, Employee shall earn the three (3) weeks of paid vacation time. Employee may accumulate vacation time to a maximum of four (4) weeks and may carry such accumulated (earned and unused) vacation time from one year of service to another year of service, subject to such maximum. At the end of each year of service during the term of this Agreement, Employee shall have the option to require the Company to pay to Employee an amount for any part or all of the Employee's earned and unused vacation time. Upon termination of employment, the Company shall purchase any earned and unused vacation time up to the maximum carry-over vacation time of four (4) weeks.

                6.2 FRINGE BENEFITS. Employee shall be entitled to such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay and short-term and long-term disability as the Board of Directors of the Company may, from time to time, determine to provide for the key executives of the Company. The benefits described in this Section 6.2 are collectively referred to herein as "Fringe Benefits."

        7. TERMINATION BY THE COMPANY DUE TO DEATH, DISABILITY OR CAUSE.

                7.1 DEATH, DISABILITY. In the event of Employee's death during the Term, this Agreement and the employment of Employee hereunder shall terminate automatically as of the date of death, except that Sections 10, 11, 12, 13 and 14 shall survive such termination. In the event of Employee's Disability (as hereinafter defined) for ninety (90) consecutive calendar days or one hundred and twenty (120) calendar days in the aggregate during any twelve
(12) months of the Term, the Company shall have the right, by written notice to Employee, to terminate this Agreement and the employment of Employee hereunder as of the date of such notice, except that Sections 10, 11, 12, 13 and 14 shall survive such termination. "Disability" for the purposes of this Agreement shall mean Employee's physical or mental disability so as to render Employee substantially incapable of carrying out Employee's duties under this Agreement. In the event of termination pursuant to this Section 7.1, the Company shall not be under any further obligation to Employee hereunder except to (a) promptly pay Employee (i) salary and benefits (and Bonuses, if any) accrued and payable up to the date of termination, (ii) reimbursement for expenses accrued and payable under Section 5 hereof, and (iii) if the termination is due to Disability, payment of Employee's monthly Base Salary on the last day of each of the 3 months immediately following termination, and (b) continue Employee's Fringe Benefits for a period of six months from the date of termination.

                7.2 CAUSE. The Company shall have the right to discharge Employee and terminate this Agreement for Cause (as hereinafter defined) during the Term by written notice to Employee and this Agreement shall be deemed terminated as of the date of such notice, except that Sections 10, 11, 12, 13 and 14 shall survive such termination. For the purpose of this Agreement,



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"Cause" shall mean (a) conviction of, or a plea of nolo contendere to, a felony,
(b) the wilful, deliberate and persistent failure by Employee to perform Employee's duties in accordance with Section 4 hereof (other than as a result of Disability) which failure is not remedied within a reasonable period of time after receipt of written notice from the Company, (c) the engaging by Employee in a material act or acts of dishonesty affecting the Company, any affiliate or any client of the Company, or (d) drunkenness or the illegal use of drugs by Employee materially interfering with performance of Employee's obligations under this Agreement. In the event of a termination pursuant to this Section 7.2, the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (a) salary and benefits (and Bonuses, if any) accrued and payable up to the date of termination, (b) reimbursement for expenses accrued and payable under Section 5 hereof, and (c) any other benefits required by applicable law (e.g. COBRA), if eligible.

                7.3 TERMINATION BY THE COMPANY OTHER THAN DUE TO DEATH, DISABILITY OR CAUSE. This Agreement and the employment of Employee hereunder may be terminated by the Company other than due to death, Disability or Cause by giving thirty (30) days' prior written notice to the Employee at any time, during the Term and such termination shall be effective as of the date of termination stated in such notice, except that Sections 10, 11, 12, 13 and 14 shall survive such termination. In the event of a termination pursuant to this
Section 7.3, the Company shall not be under any further obligation to Employee hereunder, except to (a) promptly pay Employee (i) salary and benefits (and Bonuses, if any) accrued and payable up to the date of termination, and (ii) reimbursement for expenses accrued and payable under Section 5 hereof, and (b) pay Employee the Severance Benefits (as defined below) pursuant to Section 7.4.

                7.4 SEVERANCE BENEFITS. For purposes of this Agreement, "Severance Benefits" shall mean (a) if notice of termination is given to Employee during the first twelve (12) months of employment (i) three (3) months of Employee's Base Salary payable on the last business day of each of the three
(3) full calendar months following termination, and (ii) continuation of Employee's Fringe Benefits for a period of four (4) full calendar months from the date of termination, and (b) if notice of termination is given to Employee following the first twelve (12) months of employment (i) six (6) months of Employee's Base Salary payable on the last business day of each of the six (6) full calendar months following termination, and (ii) continuation of all of Employee's Fringe Benefits for a period of eight full calendar months from the date of termination. To the extent any of the Fringe Benefits are not readily available to Employee following termination of employment, the monthly cost thereof shall be paid to Employee on the last business day of each of the calendar months for which Employee is entitled to receive Fringe Benefits following the date of termination of employment.

        8. TERMINATION BY THE EMPLOYEE. The Employee shall have the right to terminate Employee's employment under this Agreement by giving thirty (30) days prior written notice to the Company at any time, and such termination shall be effective as of the date of' termination stated in such notice, except that Sections 10, 11, 12, 13 and 14 shall survive such termination.



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                8.1 TERMINATION OTHER THAN FOR CONSTRUCTIVE TERMINATION. In the
event Employee terminates employment under this Section 8 for other than Constructive Termination (as defined below), the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (a) salary and benefits (and Bonuses, if any) accrued and payable up to the date of termination, and (b) reimbursement for expenses accrued and payable under
Section 5 hereof.

                8.2 DEFINITION. Notwithstanding anything in this Agreement to the contrary, a "Constructive Termination" will be deemed to have occurred pursuant to this Section 8 if there should occur the following:

                (a) a material adverse change in Employee's position causing it to be of materially less stature or responsibility without Employee's written consent, and such a materially adverse change shall in all events be deemed to occur if Employee no longer serves as Chief Financial Officer, unless Employee consents in writing to such change,

                (b) a reduction, without Employee's written consent or except as expressly permitted by this Agreement, in Employee's Base Salary and Fringe Benefits by more than five percent (5%), or

                (c) a relocation of his principal place of employment by more than 50 miles without Employee's consent.

                8.3 CONSTRUCTIVE TERMINATION. In the event Employee terminates his employment due to a Constructive Termination, the Company shall not be under any further obligation to Employee hereunder, except to pay Employee (a) within thirty (30) days of such termination (i) salary and benefits (and Bonuses, if any) accrued and payable up to the date of termination, and (ii) reimbursement for expenses accrued and payable under Section 5 hereof, and (b) Severance Benefits pursuant to Section 7.4 based upon the date of termination of employment.

        9. CHANGE IN CONTROL BENEFITS. Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

                9.1 CONTINUATION OF SERVICES. During the period (if any) following a Change in Control that Employee shall continue to provide services under this Agreement, then the terms and provisions of this Agreement shall continue in full force and effect.

                9.2 Notwithstanding any other provision of Sections 7 or 8, in the event of (a) a termination by the Company pursuant to Section 7.3 at any time within twelve (12) months after a Change in Control, or (b) a Constructive Termination by the Company pursuant to Section 8 at any time within twelve (12) months after a Change in Control, the Company shall (y) pay Employee within thirty (30) days of such event (i) salary and benefits (and Bonuses, if any) accrued and payable up to the date of such event, (ii) reimbursement for expenses accrued and payable under Section 5 hereof, and (z) pay Employee Severance Benefits pursuant to Section 7.4 based upon the date of termination of employment.



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                9.3 DEFINITION. For purposes of this Section 9, a "Change of
Control" shall be deemed to occur upon the earlier to occur of an event described below, the Company entering a definitive agreement to accomplish a transaction or event as described below, or a vote of the directors of the Company approving a definitive agreement for such a transaction or event as described below:

                (a) the sale, lease, conveyance or other disposition of at least fifty percent (50%) of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

                (b) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is
        (i) a subsidiary of the Company, (ii) an employee stock ownership plan for employees of the Company or (iii) a company formed to hold the Company's common equity securities and whose stockholders constituted at the time such company became such holding company, substantially all the stockholders of the Company; or

                (c) the liquidation or winding up of the business of the Company.

        10. RESTRICTIONS.

                10.1 NON-DISCLOSURE. Employee agrees that during and after the Term any confidential information concerning the Company or its business or any Affiliates of the Company (including, without limitation, trade secrets, plans, processes, customer lists, contracts and compilations of information, records and specifications) which comes to Employee in the course of Employee's employment and which is not (independent of disclosure by Employee) public knowledge or general knowledge in the trade, shall remain confidential and, except as required by legal process, may not be used or made available for any purpose except as necessary in the performance of Employees duties hereunder. Employee agrees that, upon termination of Employee's employment hereunder, Employee will promptly deliver to the Company all materials constituting confidential information (including all copies thereof) that are in the possession of, or under the control of, the Employee, and Employee will not make or retain any copies or extracts of such materials.

                10.2 NON-SOLICITATION. During the period of Employee's employment, and for a period of two (2) years following the date of termination of Employee's employment, the Employee shall not directly or indirectly:



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                (a) Contact, solicit, advise or consult, any Customer (as
        hereinafter defined) with which Employee has had direct contact during the Term of, and arising from, his employment by the Company, for the purpose of causing such Customer to purchase, or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Company, or

                (b) Induce, or attempt to induce, any Customer with which Employee has had direct contact during the term of, and arising from, his employment by the Company, to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Company, or

                (c) Contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of any Customer or Company to terminate his or her employment, engagement or contractual relationship with such Customer or Company.

                10.3 COVENANTS AGAINST COMPETITION. During the period of Employee's employment, and for a period of one (1) year following the date of Employee's voluntary termination of employment, the Employee shall not within the Restricted Area (as hereinafter defined), directly or indirectly:

                (a) Assist or have an interest (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, in any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the business conducted by Company.

                (b) Enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the business conducted by Company.

                10.4 DEFINITIONS.

                (a) "Customer" shall mean any individual, corporation, partnership, joint venture or other entity, or successors thereof, which has either (i) purchased or contracted for services or products by or through the Company at any time within one (1) year prior to the termination of Employee's employment with the Company, or (ii) has been directly solicited by the Company within six (6) months prior to the termination of Employee's employment with the Company, regardless of whether the Employee shall have direct contact with such individual, corporation, partnership, joint venture or entity.



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                (b) "Restricted Area" shall mean collectively Canada, the United
        States of America and Europe.

                (c) "Restrictions" shall mean the terms and covenants of Sections 10.1, 10.2 and 10.3, collectively.

                10.5 ENFORCEABILITY OF AGREEMENT.

                (a) Reasonableness of Restrictions. Employee has carefully read and considered the Restrictions and, having done so, agrees that the Restrictions (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth herein) are fair and reasonable and are reasonably required for the protection of the interests of Company, its owners, officers, directors and other employees. Employee has had the opportunity to consult with an attorney prior to the execution of this Agreement, and freely executes this Agreement either (i) following such consultation and with the advice of his attorney, or (ii) after freely waiving such right to consult with an attorney prior to the execution of this Agreement.

                (b) Severability. In the event that, notwithstanding the foregoing, any part of the Restrictions shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Notwithstanding the foregoing, it is the intent and agreement of Company and Employee that the Restrictions shall be given the maximum force, effect and application permissible under law.

                (c) Time Period. In the event that a Court of competent jurisdiction shall determine by final judgment that the scope or time period of any of the Restrictions is too broad to be capable of enforcement, such court is authorized to modify such covenants and to enforce them to the full scope and extent and for the full time period that the Court deems just and equitable.

                (d) Passive Interest. The Restrictions shall not be construed to limit in any manner Employee's right to maintain a passive ownership interest in any entity, the securities of which are traded on a national exchange, which may compete with Company, so long as Employee shall not have the right or power to elect a member of the Board of Directors of such entity or to otherwise control the actions of such entity.

        11. REMEDIES.

                11.1 REMEDIES CUMULATIVE. Nothing herein contained is intended to waive or diminish any rights the Company or Employee may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationship with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of' any other rights the Company or Employee may have at law or in equity.



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                11.2 INJUNCTIVE RELIEF. Employee hereby acknowledges and agrees that Company would be irreparably injured, the value of the business of Company would be irreparably damaged and Company could not adequately be compensated by monetary damages, if Employee were to violate the Restrictions. Employee covenants and agrees that, if Employee shall violate any of the Restrictions, Company specifically shall be entitled to injunctive and other equitable relief to enjoin Employee's violations of such Restrictions. The prevailing party in any such injunctive action shall be entitled to reimbursement from the other party for all actual attorney fees expended in such action.

                11.3 NOTICE OF VIOLATION. In the event Company believes that Employee is violating any of the Restrictions, Company shall so notify Employee in writing, which notice shall describe with as much specificity as possible, the nature of the alleged violation. Provided that Employee is in violation of the Restrictions, if the Employee does not, within fourteen (14) days following receipt of said notice, cease the conduct, terminate the relationship or otherwise cure such violation, the Company shall have no further obligation to make payments to Employee pursuant to the terms of this Agreement following the date of receipt of such notice.

                11.4 ACCOUNTING FOR PROFITS. Employee hereby covenants and agrees that, if Employee shall violate any of the Restrictions, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation.

        12. EMPLOYEE FOR HIRE. In addition to Employee's services, the Company shall own forever and throughout the world (exclusively during the current and renewed or extended term of copyright anywhere in the world and thereafter, non-exclusively) all rights of any kind or nature now or hereafter known in and to all of the products of Employee's services performed under this Agreement in any capacity and any and all parts thereof, including, without limitation, copyright, patent and all other property or proprietary rights in or to any ideas. concepts, designs, drawings, plans, prototypes or any other similar creative works and to the product of any or all of such services under this Agreement (collectively, "Inventions"). Employee hereby acknowledges and agrees that for copyright purposes, Employee is performing services as the Company's employee-for-hire; provided, however, that for purposes of this Agreement, "Inventions" shall not include those that do not relate to the Company's current business or research and development and were developed without use of any Company trade secret information or Company facilities or equipment. Without limiting the generality of the previous two sentences, Employee acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the Term of this Agreement concerning the Company business shall be the Company's property and shall be delivered by Employee to the Company upon termination of this Agreement or at any other time at the Company's request. In addition, the Employee hereby agrees to assign to Company in writing (and take any and all other actions as shall be reasonably requested by Company in order to carry out the intent of this Section) any and all rights, title or interest of Employee in any such copyrights, patents, property or proprietary rights relating to such Inventions.



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        13. STOCK OPTIONS. Employee is hereby granted a non-qualified stock option (the "Option") to acquire 500,000 shares of capital common stock of the Company ("Shares") upon the terms and conditions set forth below. In the event that Employee enters into a subsequent employment agreement with the Company, the provisions of this Section 13 shall survive and be incorporated in such new employment agreement.

                13.1 VESTING. Except as provided below, so long as Employee shall remain employed by the Company, the Option to acquire 125,000 Shares shall vest on each of the next following four consecutive annual anniversary dates of the beginning of Employee's employment with the Company (each of such four dates being an "Anniversary Date"). The Shares with respect to which the Option has vested shall be "Vested Shares", and the date upon which such Shares become Vested Shares shall be the "Vesting Date".

                (a) In the event the Company closes on the sale of Shares in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "Public Offering") resulting in at least $20,000,000 of gross proceeds to the Company, 75,000 Shares will become Vested Shares on the closing of such Public Offering. In the event of such Public Offering and vesting of 75,000 Shares, an equal amount of the then remaining unvested Shares shall become Vested Shares on each of the remaining Anniversary Dates following the Public Offering.

                (b) The foregoing notwithstanding, any then remaining unvested Shares shall immediately become Vested Shares, (i) in the event both Micky Woo and Richard Nespola terminate employment with the Company for reasons other than death or disability, or (ii) in the event Employee remains employed by the Company for the shorter of (A) six (6) months following the occurrence of a Change in Control, or (B) upon the closing or occurrence of an event described in Section 9.3(a), (b) or (c), or
        (iii) upon the occurrence of events resulting from a Change in Control entitling Employee to payment under Section 9.2.

                13.2 EXERCISE OF OPTION. Employee may exercise its Option to acquire any or all Vested Shares upon written notice to the Company and payment of the Option Price in cash for such Vested Shares prior to the expiration of the Option.

                13.3 OPTION PERIOD. The Option to acquire Vested Shares shall expire five (5) years following the Vesting Date with respect to such vested Shares ("Standard Option Period"), unless earlier terminated in accordance with this Agreement.

                (a) In the event Employee's employment is terminated, other than for Cause, the Option to acquire Vested Shares as of the date of such termination, shall expire on the earlier of (i) expiration of the Standard Option Period, or (ii) 120 days following the date of termination of employment.



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                (b) In the event Employee's employment is terminated for Cause, the Option to acquire Vested Shares shall be deemed to expire as of the date of termination of employment.

                13.4 OPTION PRICE. The price at which the Employee may exercise the Option (the "Option Price") shall be $1.00/Share.

        14. MISCELLANEOUS.

                14.1 NOTICES. Any notices pertaining to this Agreement shall be addressed to the parties at their addresses stated on the first page hereof. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail, notice shall be deemed received the next business day after being sent. Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

                14.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by all of the parties hereto.

                14.3 ARBITRATION.

                (a) It is understood and agreed between the parties hereto that, except with respect to claims for workers' compensation or unemployment compensation benefits, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter "Claims"), arising out of, in connection with, or in relation to (i) this Agreement, (ii) questions of arbitrability under this Agreement, or (iii) any relationship between Employee and the Company before, at the time of entering, during the term of, upon or after expiration or termination of this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), which rules are incorporated herein by reference. Such dispute resolution process shall be confidential and shall be conducted in accordance with the Kansas Rules of Evidence.

                (b) Notwithstanding any contrary provision that may be contained in the applicable AAA rules, the parties hereby agree that discovery shall be permitted in connection with any arbitration pursuant to this Agreement, in accordance with the provisions of the Kansas Code of Civil Procedure. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 14.3. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Kansas, or federal law, or both, as applicable. The arbitrator is without jurisdiction to



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        apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under Kansas law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include attorneys' fees and costs to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

                (c) Adherence to this dispute resolution process shall not limit the Company's right to obtain any provisional remedy, including but without limitation, injunctive or similar relief, from any court of competent jurisdiction in the event of a breach of Section 10 of this Agreement. This dispute resolution process shall survive the termination of Employee's employment.

                (d) In the event that any party shall bring an action in connection with the performance , breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action as determined by the court or either body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

                (e) By signing this Agreement, both Employee and the Company are giving up their respective right to a jury trial.

                14.4 PERSONAL COMPUTER. During the Term, the Company shall provide Employee, at Company expense, with a portable personal computer (the "Laptop") with such capabilities and capacity, and including all necessary software, as shall be reasonably necessary to discharge Employee's duties under this Agreement. Upon termination of Employee's employment, the Employee shall promptly deliver to the Company any and all tangible property of the Company, including without limitation the Laptop and any software related thereto and the contents of any files stored therein.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                            THE COMPANY:

                                            THE MANAGEMENT NETWORK GROUP, INC.,
                                            a Kansas corporation

                                            By:
                                               ---------------------------------
                                               Richard P. Nespola - President
                                               and CEO



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                                            EMPLOYEE:

                                            ------------------------------------
                                            DONALD KLUMB




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